Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made as of April 30, 1999, by and among Whole Foods Market Group, Inc., a Delaware corporation ("Purchaser"), Nature's Heartland, Inc., a Massachusetts corporation (the "Company"), Leo Kahn ("Kahn") and the other shareholders of the Company who are signatories hereto (such persons, together with Kahn, being referred to herein collectively as the "Sellers").

         WHEREAS, the Purchaser and the Company have executed and delivered an Asset Purchase Agreement dated March 15, 1999 (the "Asset Purchase Agreement"); and

         WHEREAS, the Purchaser and the Company desire to restructure the transactions contemplated by the Asset Purchase Agreement, and upon the execution and delivery of this Agreement, the parties intend that the Asset Purchase Agreement be superseded by this Agreement in all respects; and

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock and any other securities, options, warrants or other rights to acquire shares of the Company's capital stock (collectively the "Shares") of the Company; and

         WHEREAS, the Purchaser desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to Purchaser, subject to the terms and provisions hereof;

         In  consideration  of  the  mutual  covenants  and  agreements   herein
contained, the parties hereto agree as follows:


1.       SALE AND PURCHASE OF SHARES

         1.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section
2.2 hereof), the Sellers shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Sellers, all right, title and interest in and to all of the Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others.

         1.2 Excluded Liabilities. The parties further intend that as of the Closing the Company shall only be liable, in respect of periods prior to the Closing, for the liabilities and obligations set forth below (the "Assumed Liabilities") and that the Company shall be indemnified by the Sellers for all other liabilities and obligations of the Company in respect of periods prior to

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the Closing (the "Excluded Liabilities"):

                           (i) The  current  trade  accounts  payable  and other
                  current liabilities incurred in the operation of the Stores in the "Accounts Payable," "Accrued Liabilities" and "Withholding Taxes" categories on the 1998 Balance Sheet (as defined herein), to the extent (X) the same have been properly recorded in the general ledger of the Company through the Closing Date and (Y) the Company at the Closing shall have provided a complete listing of the same as recorded on the general ledger through the Closing Date;

                           (ii) The store leases, office lease and other specified contractual obligations listed as "Assumed
                  Contracts" on Schedule 1.2(b) hereto, as the same may be amended through the Closing Date with the mutual consent of the Company and Purchaser; and

                           (iii)  The   liabilities   for   severance,   accrued
                  vacation, sick time and COBRA that are set forth in Article 5 hereof.

         1.3 Non-Competition Agreement. Contemporaneously with the purchase and sale of the Shares at the Closing, Purchaser and Kahn shall enter into a Non-Competition Agreement in the form of Exhibit A hereto (the "Non-Competition Agreement").

         1.4. Purchase Price. The consideration to be received by the Sellers at Closing in exchange for the Shares (the "Purchase Price") shall be $24,950,000.The Purchase Price shall be paid in cash at the Closing, except as follows:

                  (i) The Purchaser shall retain the sum of $450,000 and shall pay $90,000 to the Sellers on each of the five succeeding anniversary dates of the Closing, provided that on each payment date and for the year then ended, Kahn is not then, and has not been, in default under the Non-Competition Agreement; and upon such default all remaining unpaid installments of such $450,000 sum shall be forfeited by the Sellers. In the event of the death of Kahn prior to any such default, the Purchaser shall pay to the Sellers all remaining unpaid installments of such $450,000 amount; and

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                  (ii) The Sellers and  Purchaser  will  deposit the sum of $2.0 million into an escrow account pursuant to terms of the escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit A attached hereto.

The  Purchase  Price  shall  be  delivered  to  Kahn  as  the  duly   authorized
representative of all of the Sellers.


2.       CLOSING

         2.1 Closing. A closing (the "Closing") to effect the purchase and sale of the Shares shall be held at the offices of the Company on the date hereof (the "Closing Date"). At the Closing, the Sellers shall deliver the certificates representing the Shares, duly endorsed to Purchaser or accompanied by stock powers so endorsed, against delivery of the amount of the Purchase Price as described in Section 1.4 hereof. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.














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         2.2.     Section 338(h)(10)Election; Payment of Taxes.

                  (a) Contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Sellers have joined in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable elections, with respect to the purchase of the Shares, under any state or local income tax law (each a "Section 338(h)(10) Election"). The Purchaser represents and warrants that it is qualified to make such election. The Purchaser and the Sellers further agree to (i) allocate the Purchase Price among the assets of the Company that are deemed to have been acquired pursuant to
         Section 338(h)(10) of the Code and comparable state income tax provisions (the "Section 338 Asset Allocation Schedule") and (ii) exchange, complete and properly execute copies of Internal Revenue Service Form 8023A, the required schedules related thereto, and comparable state forms and schedules, all of which have been prepared on a basis consistent with the Section 338 Asset Allocation Schedule. The Section 338 Asset Allocation Schedule shall be based upon the allocations set forth on Schedule 2.2 hereto. If any changes are required to be made to these forms or schedules (including the Section 338 Asset Allocation Schedule) as a result of the valuation of fixed assets to be undertaken by the Purchaser after the Closing or of information that becomes available after the Closing Date, the parties shall promptly and in good faith reach an agreement as to the precise changes required to be made. The Purchaser will prepare and file all further documents and materials necessary in connection with making a
         Section 338(h)(10) Election, and the Sellers agree to assist the Purchaser and cooperate with the Purchaser in connection therewith.

                  (b) The Purchaser and the Sellers will prepare and file all tax returns and reports with respect to taxes including if necessary, Internal Revenue Service Form 8594 and comparable state forms in a manner consistent with the Section 338(h)(10) Election and the valuation of the assets as set forth in the Section 338 Asset Allocation Schedule. All taxes imposed on the deemed sale of assets resulting from the Section 338(h)(10) Election will be included in Sellers' tax returns as applicable and will be paid by Sellers.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS. The Company and the Sellers, jointly and severally (but subject to the provisions of Section 7.7), hereby represent and warrant to Purchaser as follows.

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         3.1.  Organization  and Good Standing of the Company.  The Company is a
corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

         3.2. Binding Effect. This Agreement has been or will have been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company and each of the Sellers enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and
(ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.3. Compliance with Other Instruments. Neither the execution and delivery by the Company or the Sellers of this Agreement nor the consummation by any of them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of the Company pursuant to (i) the Company's articles of organization or bylaws or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument which is material to the operation of the four Nature's Heartland natural foods supermarkets that are owned by or under the control of the Company (the "Stores") or any judgment, order, injunction, or decree by which the Company or any Seller is bound, to which any of them is a party, or to which any of their respective assets are subject.

         3.4.     Financial Statements and Records of the Company.

                  (a) The Company has delivered to Purchaser true, correct and complete copies of the following financial statements (the "Company Financial Statements"): the compiled balance sheet of the Company as of December 26, 1998 (the "1998 Balance Sheet"), and the related statements of operations for the year then ended. The Company Financial Statements present fairly the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations thereof for the periods then ended. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company Financial Statements.


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                  (b) The  accounts  receivable  set  forth on the 1998  Balance
         Sheet are reflected thereon in accordance with good business practice and on a basis consistent with prior periods. The allowance for collection losses on the 1998 Balance Sheet has been determined in accordance with past practice. The amounts receivable arising since the date of the 1998 Balance Sheet are, to the knowledge of the Sellers, valid and genuine and have been properly recorded in the general ledger of the Company.

                  (c) All inventory used in the conduct of the operations of the Stores reflected on the 1998 Balance Sheet, or acquired since the date thereof, was acquired and has been maintained in the ordinary course of business, consists substantially of good and merchantable quality and, other than after acquired inventory, has been recorded on the 1998 Balance Sheet in accordance with good business practice and on a basis consistent with prior periods. Inventory acquired since the date of the 1998 Balance Sheet consists of good and merchantable quality and has been properly recorded in the general ledger of the Company.

                  (d) The accounts payable and accrued expenses reflected on the 1998 Balance Sheet includes all trade liabilities and accrued expenses incurred in the ordinary course of business as of that date, and have been recorded on the 1998 Balance Sheet in accordance with good business practice and on a basis consistent with prior periods. All trade accounts payable and accrued expenses incurred since the date of the 1998 Balance Sheet have been recorded in the general ledger of the Company. As of the Closing Date, none of the trade accounts payable included in the Assumed Liabilities will relate to invoices incurred for purposes other than the operation of the Stores.

         3.5. Absence of Certain Changes. Since December 26, 1998, the Company has not (except as may result from the transactions contemplated by this Agreement or as set forth on the Company Financial Statements):

               (i) suffered any adverse change in its results of operations or financial condition, other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Stores;

               (ii) suffered any damage or destruction to or loss of the its material assets not covered by insurance;

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               (iii)  forgiven,  compromised,   canceled,  released,  waived  or
          permitted to lapse any material rights or claims; or

               (iv) except as set forth on Schedule 3.5, entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in the Assumed Contracts.

         3.6. No Material Undisclosed Liabilities. There are no material liabilities or obligations of the Company of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected, accrued, or reserved against on the Company Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since December 26, 1998; or (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles.

         3.7. Tax Liabilities. The Company has filed all federal, state, county and local tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes, to the extent that the same relate to the assets or the operations of the Company; has either paid in full all such taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by the Company with respect to any such tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of the Sellers, claimed or proposed) against the Company, nor has the Company received notice of any such deficiency, delinquency or default.

         3.8. Title to Properties. The Company has good and marketable fee or leasehold title to its material assets, free and clear of any lien, claim or encumbrance, except as reflected in the Company Financial Statements or notes thereto and except for the following liens and encumbrances ("Permitted Liens"):

               (i) liens for taxes, assessments or other governmental charges not yet due and payable;


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               (ii) statutory  liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;

               (iii)  landlord  liens  contained  in the  leases  set  forth  on
          Schedule 3.14 hereto; and

               (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

         3.9. Condition of Assets. All of the material assets of the Company (other than inventory) viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are reasonably suitable for the uses for which intended, free from any defects known to the Company, except such minor defects, as do not substantially interfere with the continued use thereof.

         3.10     Real Estate.

                  (a) The Company has a valid, binding and enforceable leasehold interest, free and clear of liens, claims, encumbrances, subleases or other restrictions, in and to the real estate on which the operations of the Stores are conducted and the buildings, structures and improvements situated thereon (the "Real Estate"), other than Permitted Liens. A true, complete and correct copy of the Store Leases has been furnished to Purchaser; each Store Lease is currently, or prior to the Closing Date will be, in the name of the Company.

                  (b) The Company has not received any notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the leasehold interest in the Real Estate. To the knowledge of the Sellers, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.



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                  (c) To the  knowledge of the  Sellers,  except as noted in the environmental reports listed on Schedule 3.10 annexed hereto, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any of the Real Estate which is, in any case, in material violation by the Company
         of  applicable   environmental  law.  For  purposes  of  this  Section,
         "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean
         Water  Act  and  any   other   applicable   federal,   state  or  local
         environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

         3.11. Litigation  and  Government  Claims.   Except  as  set  forth  on
Schedule 3.11, there is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Company is a party or to which its assets are subject which would, if decided against the Company, individually or in the aggregate, have a material adverse effect on the results of operations of the Stores. To the knowledge of the Sellers, there are no such proceedings threatened which would, if decided against the Company, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Stores.

         3.12. No Violations or Defaults. To the knowledge of the Sellers, the Company is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon the assets of the Company pursuant to, the articles of incorporation of the Company or any loan or lease agreement, other agreement or instrument, judgment, order, injunction, or decree to which it is a party, by which it is bound, or to which any of its assets is subject, except where such violation or default would not have a material adverse effect on the results of operations or financial condition of the Company. To the knowledge of the Sellers, there are no existing violations of any law applicable to the Stores.


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         3.13.  Labor  Matters.  The  Company  is not  party  to any  collective bargaining agreements with any union, and no collective bargaining agreement is currently being negotiated by the Company. There is no labor strike or similar material dispute pending or, to the knowledge of the Sellers, threatened against or involving the Company.

         3.14. Material Contracts. Set forth on Schedule 3.14 are complete and accurate lists of all of the following categories of contracts and commitments to which the Company is a party or bound:

               (i) contracts with any labor union; employee benefit plans or contracts; and employment, severance, consulting or similar contracts, including confidentiality agreements;

               (ii) leases, whether as lessor or lessee;

               (iii) agreements providing for liens, claims or encumbrances on the assets of the Company;

               (iv) contracts (other than purchase orders in the ordinary course of business) with third parties that involve aggregate payments by the Stores of more than $50,000; and

               (v) other contracts that are material to the operations of the Stores.

To the extent requested, the Company has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Purchaser. All such contracts are valid, binding, subsisting and enforceable obligations of the Company. No contracts or commitments have been made by the Company granting any person any right to develop, franchise, license, own, manage or operate the Stores or any future store. The Company has not entered into any commitment or understanding for the lease of real property other than the Real Estate.

         3.15. Transaction with Affiliates. Upon the occurrence of the Closing, no Seller or any Affiliate of the Company will have any material interest in or will own any material property or material right used principally in the conduct of the business of the Company (it being understood that the Company will have engaged in the transactions described on Schedule 3.15 immediately prior to the Closing). The term "Affiliate" shall mean any current officer or director of the Company, any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of the forgoing persons or any corporation, partnership, trust or other entity in which the Company, the Company's

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stockholders,  the  officer and  directors  of the Company or any of such family member of such persons has a substantial interest or is a director, officer, partner or trustee. The Company constitutes the sole legal entity which operates the Stores.

         3.16. Brokers and Finders. Except for Fulham & Company (the fees of which shall be borne solely by the Sellers from its receipt of the Purchase
Price hereunder) the Company has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no other person has, as a result of any agreement or action by the Company, any right or valid claim against the Sellers, the Company, Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

         3.17. Capitalization. Schedule 3.17 sets forth the authorized capital stock of the Company. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing, there will be no voting trusts, shareholder agreements or other voting arrangements related to the Company's capital stock. There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company.

         3.18. Title to Shares. All of the outstanding Shares are owned of record and beneficially by the Sellers, free and clear of all liens, claims and encumbrances.

4.       REPRESENTATIONS   AND   WARRANTIES   OF  PURCHASER.   Purchaser  hereby
represents and warrants to the Company and the Sellers as follows:

         4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation under the laws of the Commonwealth of Massachusetts.

         4.2. Corporate Power and Authority. Purchaser has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

         4.3. Binding Effect. This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of it,


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enforceable in accordance with its terms except that (i)  enforceability  may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.4. Compliance with Other Instruments. Neither the execution and delivery by Purchaser of this Agreement nor the consummation by it of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Purchaser pursuant to, its certificate of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its assets are subject.

         4.5. Brokers and Finders. Purchaser has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by Purchaser any right or valid claim against the Sellers, the Company, Purchaser or any of the Company's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

         4.6. Bellingham Letter of Credit. Purchaser has provided a guarantee to the Company's landlord for the Bellingham Store in the form requested by such landlord.

5.       CERTAIN COVENANTS.

         5.1. Continuing Employees. On the Closing Date, the Purchaser will cause the Company to continue the at will employment of persons (the "Continuing Employees") constituting the majority of the Store employees of the Company as of the Closing Date. For the benefit of each non-officer of the Company as of the Closing Date who is a full-time employee of the Company as of the Closing Date and is not a Continuing Employee (the "Non-Continuing Employees"), the Purchaser will:

               (i) upon the execution and delivery by such persons of a customary severance agreement in form satisfactory to the Purchaser, pay a severance benefit equal to (X) four weeks' base salary for Non-Continuing Employees who have been employed by the Company (as of the Closing Date) for more than one year and (Y) two weeks' base salary for Non-Continuing Employees who have been employed by the Company (as of the Closing Date) for one year or less; and

               (ii) provide Non-Continuing Employees and Richard Kleinberg (as well the seven former employees of the Company who have previously elected COBRA) the opportunity to purchase health insurance in accordance with the requirements of COBRA.

Schedule 5.1 sets forth all of the severance arrangements offered to employees of the Company in excess of the amounts set forth above, it being understood that the amounts set forth on such Schedule 5.1 shall be deemed Excluded Liabilities and therefore excluded from the Basket described in Section 6.4 below. It is further understood that Kahn will fund such amounts prior to the required disbursement dates.

         5.2. Officers of the Company. Effective as of the Closing Date, each of the officers and directors of the Company shall have resigned his position with the Company and shall have provided the Company with a full and complete release of liability. The Company shall have provided such officers with a full and complete release of liability; provided, however, that such release will not diminish the obligations of Kahn under Article 6.

         5.3. Purchaser Benefit Plans. Effective as of the Closing Date, the Purchaser shall make available to the Continuing Employees the employee benefit plan(s) maintained by Whole Foods Market for its Team Members (the "WFM Plans") in accordance with their terms. To the extent permitted by the terms of the WFM Plans, the Purchaser will (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions and other conditions applicable to employees of the Company under the WFM Plans, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Continuing Employees for service with the Company under any and all of the WFM Plans, including but not limited to bonus, severance, and similar employment policies. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Continuing Employees, to any other severance benefits nor will it accelerate compensation due any such Continuing Employee as of the Closing Date. The Purchaser will further credit each Continuing Employee with the accrued vacation and sick time owing to such Continuing Employee by the Company as of the Closing Date, provided that the same has been recorded in either the general ledger or payroll records of the Company in accordance with good business practice and on a basis consistent with prior periods. Subject to the foregoing, the Purchaser shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Closing Date in compensation, benefits and other terms of employment and to terminate any such employee.

         5.4. Bellingham Letter of Credit. The Purchaser will use its best efforts to cause the landlord of the Bellingham Store to return to Kahn the letter of credit currently held by such landlord.

6.       INDEMNIFICATION.

         6.1. Indemnification of Purchaser. Subject to the limitations set forth in Sections 6.3 and 6.4, Kahn shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting income tax benefits to Purchaser, (A) because of the breach of any written representation, warranty, agreement or covenant of the Company contained in this Agreement or (B) in respect of the Excluded Liabilities, and
(ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 6.1 (collectively "Purchaser's Damages").

         6.2. Indemnification of Sellers. Subject to the limitations set forth in Sections 6.3 and 6.4, Purchaser shall indemnify and hold the Sellers harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Sellers, net of any resulting income tax benefits to the Sellers, (A) because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or (B) in respect of any of the Assumed Liabilities; and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 6.2 (collectively "Sellers' Damages").

         6.3. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive until the 18 month anniversary of the Closing Date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

         6.4. General Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 6.1 or 6.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                  (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 6.1 or
         6.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 6.1 and 6.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                  (c)  The  indemnified   party  shall  make  available  to  the
         indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

                  (e) An indemnified party shall not make any claim hereunder unless and until it has incurred Sellers' Damages or Purchaser's Damages (as the case may be) of a cumulative aggregate of $250,000 (the "Basket") and shall thereafter be entitled to make a claim only for amounts incurred in excess of such Basket; provided, however, that the provisions of this clause (e) shall not apply to any of Purchaser's Damages arising from (i) the termination or settlement of the Company's agreements with New Mexico Coffee (it being understood any agreement made by Purchaser to continue coffee orders from New Mexico Coffee for a future period shall not be considered Purchaser's Damages), (ii) any claim by the landlord of the Bedford Store in respect of the change of control of the Company as a result of the sale of the Shares, (iii) unpaid use taxes in respect of periods prior to the Closing or (iv) unpaid sales taxes in respect of periods prior to 30 days prior to the Closing, all of which shall be made on a dollar-for-dollar basis.

                  (f) In no event shall the cumulative liability of the Sellers in respect of Purchaser's Damages exceed $5.0 million; provided, however, that (i) such aggregate maximum shall not apply in respect of Purchaser's Damages arising from a breach of the representations and warranties set forth in Sections 3.7 and 3.18 or arising from the fraudulent conduct of the Sellers and/or their representatives and (ii) the cumulative liability of the Sellers in respect of Purchaser's Damages relating to the leases of the Stores shall not exceed $2.5 million.

                  (g) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts).

7.       MISCELLANEOUS.

         7.1. Expenses. The Purchaser shall pay its own expenses incurred in connection with the negotiation, execution and delivery of the Asset Purchase Agreement and this Agreement and the transactions contemplated hereby, and the Sellers shall pay their expenses and those of the Company incurred in connection with the negotiation, execution and delivery of the Asset Purchase Agreement and this Agreement and the transactions contemplated hereby.

         7.2. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

         7.3. Public Announcements. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

         7.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         7.5. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand delivery or facsimile transmission, addressed as follows:

                             (i)     If to the Purchaser or the Company:

                                     601 N. Lamar Blvd., Suite 300
                                     Austin, Texas  78703
                                     Attn:  Chief Financial Officer
                                     Fax:  512-477-1069

                             (ii)    If to the Sellers:

                                     c/o United Properties
                                     One DeAngelo Drive
                                     Bedford, Massachusetts 01730
                                     Attn:  Mr. Leo Kahn
                                     Fax:  781-275-3023

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, fax confirmation sheet or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         7.6. Assignment; Successors and Assigns. This Agreement may not be assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that the Purchaser shall be entitled to assign this Agreement to any subsidiary corporation so long as the Purchaser remains liable for the obligations of Purchaser hereunder. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         7.7. Remedies of the Company. After the Closing, the Company shall have the same rights and benefits under this Agreement as does the Purchaser with respect to the representations, warranties and covenants of the Sellers contained herein, as fully as if such representations, warranties and covenants had been made to or with the Company in lieu of Purchaser. In any proceedings by

Purchaser to assert or prosecute any claims under, or to otherwise enforce, this Agreement or any other agreement contemplated hereby or any transaction contemplated hereby or thereby, the Sellers agree that they shall not assert as a defense or bar to recovery by the Company and hereby waive any right so to assert such defense or bar such recovery, that (a) before the date of this Agreement the Company (as opposed to Purchaser) had knowledge of the circumstances giving rise to the claim being pursued by it; (b) before the date of this Agreement the Company engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim or otherwise contributed thereto; (c) the Company is estopped from asserting or recovering upon its claim by reason of having joined in the representations, warranties, and covenants made by Sellers in this Agreement; or (d) Sellers have a right of contribution from or indemnification by the Company to the extent that there is any recovery against it. The Sellers further agree that they shall not under any circumstances whatsoever affirmatively seek any contribution from or indemnification by the Company for any losses, damages, expenses or other claims, regardless of form, suffered by them arising out of, related to or in connection with this Agreement or any other agreement contemplated hereby (except pursuant to Section 6.2) or any transaction contemplated hereby or thereby.

         7.8. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         7.9. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         7.10. Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

         7.11. Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

Any controversy or dispute among the parties arising in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Boston, Massachusetts, or such other location as the arbitrators may select. The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                  Whole Foods Market Group, Inc.


                                                  By /s/  Glenda Flanagan
                                                     --------------------

                                                  Nature's Heartland, Inc.


                                                  By /s/ Leo Kahn
                                                     ------------

                                                  Shareholders:


                                                     /s/ Leo Kahn
                                                     ------------
                                                     Leo Kahn

                                                     /s/ Joseph Kahn
                                                     ---------------
                                                     Joseph Kahn

                                                     /s/ Daniel Kahn
                                                     ---------------
                                                     Daniel Kahn

                                                     /s/ Elizabeth Kahn
                                                     ------------------
                                                     Elizabeth Kahn